SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             AMERICAN SELECT FUNDS

Address of Principal Business Office:

                  4333 Amon Carter Boulevard
                  MD 5645
                  Fort Worth, Texas 76155

Telephone Number: 817-967-3509

Name and address of Agent for service of process:

                  William F. Quinn, President
                  4333 Amon Carter Boulevard
                  MD 5645
                  Fort Worth, Texas 76155


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      YES  / X /  NO  /    /

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Fort Worth and State of Texas on the 1st day of October, 1999.


                              AMERICAN SELECT FUNDS


                       By: /s/ William F. Quinn
                       ------------------------
                               William F. Quinn
                                    President



Attest: /s/ Barry Y. Greenberg
        ------------------------
        Barry Y. Greenberg
        Vice President and Assistant Secretary